                                                                  Exhibit (d)(4)

VENCOR PLANS TO SEEK STRATEGIC INVESTOR FOR 42% OWNERSHIP
INTEREST IN ATRIA

LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 2, 1998--Atria Communities, Inc. (Nasdaq/NM:ATRC) today announced that Vencor, Inc. will be seeking a strategic investor to purchase its 42% common stock interest in Atria as part of a proposed restructuring of Vencor that was announced yesterday. Vencor disclosed its intention in preliminary proxy materials filed today with the Securities and Exchange Commission. No timetable was announced for the transaction.

W. Patrick Mulloy, II, President and CEO of Atria, said, "We are greatly indebted to Vencor for the role it has played in the formation and development of our company. We will be working with Vencor and its advisors in the sale process to find a partner or partners that share the long-term vision of our Board of Directors and management team." W. Bruce Lunsford, Chairman of the Board, President and CEO of Vencor, commented, "We have great confidence in Atria's business, management team and their strategy. We intend to sell our Atria stake as part of Vencor's internal restructuring announced yesterday. We are committed to working with Atria to find a suitable strategic partner or partners that will allow it to remain independent and support it in executing its long-range plan while sharing its commitment to the community."

Atria, based in Louisville, Kentucky, is a leading national provider of assisted and independent living services for the elderly. The Company currently operates 50 communities in 19 states with a resident capacity of 5,068 units, including 2,329 assisted living units, 2,407 independent living units and 332 skilled nursing beds. Atria has 43 additional communities currently under development. Forward-looking statements contained in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially. Certain risks are detailed in the Company's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

CONTACT:
Atria Communities Inc., Louisville
J. Timothy Wesley, 502/719-1650